Exhibit 99.1

PRESS RELEASE

Integrated Defense Technologies, Inc. Initial Public Offering Priced at $22.00 Per Share

Huntsville, Alabama, February 26, 2002 -- Integrated Defense Technologies, Inc. (NYSE: IDE) announced today that its initial public offering of 7,000,000 shares of common stock was priced at $22.00 per share. The shares will commence trading tomorrow on The New York Stock Exchange under the symbol "IDE."

Of the shares offered, 6,000,000 are being sold by the Company and 1,000,000 are being sold by certain institutional stockholders of the Company.

The net proceeds to the Company from the offering are expected to be approximately $118.5 million and will be used for reducing indebtedness and for working capital and other general corporate purposes, including acquisitions.

The offering was lead-managed by Credit Suisse First Boston, and co-managed by Merrill Lynch & Co., CIBC World Markets and Credit Lyonnais Securities (USA) Inc. The selling stockholders have granted the underwriters a 30-day option to purchase up to 1,050,000 additional shares of common stock for the sole purpose of covering over-allotments, if any.

The public offering is being made by means of a prospectus. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. A copy of the final prospectus relating to these securities may be obtained by writing to:

Credit Suisse First Boston
Eleven Madison Avenue
New York, NY 10010

The listing requirements of the New York Stock Exchange require that the Company disclose that additional information is available upon which the New York Stock Exchange relied to list the Company's common stock. Such information is included in the Company's listing application to the New York Stock Exchange and is available to the public upon request.

Integrated Defense Technologies, Inc. is a leading developer and provider of advanced electronics and technology products to the defense and intelligence industries. Its products are installed on or used in support of a broad array of military platforms in order to enhance their operational performance or extend their useful life. The Company supplies its products to a market that includes, in the United States alone, approximately 5,000 aircraft, 800 naval vessels, 20,000 combat vehicles, 100,000 transport vehicles, 400 missile systems and 60 combat training ranges. Its installed product base is found on major military platforms such as the F-16 and C-17 aircraft, the DDG-51 Destroyer and the Trident submarine, the M1 Abrams Main Battle Tank

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and the Light Armored Vehicle, the High Mobility Multi-purpose Wheeled Vehicle, or HMMWV, and the Bradley Fighting Vehicle, and the Patriot and Tomahawk missile systems.

CONTACT:

William Collins
Integrated Defense Technologies, Inc.
110 Wynn Drive
Huntsville, AL 35805
(256) 895-2000